Press Release

Contact: Mr. David Brown,	FOR IMMEDIATE RELEASE
President & CEO Valley Bank
Telephone: 253-848-2316

July 29, 2004

Valley Community Bancshares, Inc. Reports Second Quarter 2004 Earnings

PUYALLUP, WA—July 29, 2004—Valley Community Bancshares, Inc., parent company of Valley Bank headquartered in Puyallup, Washington, today announced its financial results for the three and six month periods ended June 30, 2004.

For the second quarter ended June 30, 2004, earnings totaled $454,000, or $.36 per diluted share, a decrease from the $527,000, or $.43 per diluted share earned for the same quarter of the previous year.

For the first half of 2004, earnings totaled $922,000 or $.74 per diluted share, a decrease from the $972,000 or $.79 per diluted share earned for the same six months of the previous year.

The decrease in net income for the three and six months ended June 30, 2004 was primarily the result of a decrease in the amortization of a gain incurred on the sale of real estate during 2003 and a decrease in origination fees on mortgage loans brokered.

David Brown, President and Chief Executive Officer stated: “Origination fees on mortgage loans brokered decreased as a result of residential loan customers reducing their demand for mortgage refinance loans. The reduction in demand occurred because most customers refinanced their mortgages shortly after the Federal Reserve lowered interest rates for the last time in 2003.”

Mr. Brown further indicated, “During the second quarter of 2003, the Bank sold real estate held for investment purposes. As a result, included in 2003 was the amortization of a portion of the $211,000 deferred gain realized on the sale. This amortization had a favorable non recurring impact on second quarter 2003 earnings.”

At June 30, 2004, total assets decreased slightly to $180 million compared to total assets of $182 million at December 31, 2003. Loans increased to $119 million and deposits decreased to $155 million at June 30, 2004, compared to loans and deposits of $114 million and $157 million at December 31, 2003, respectively.

Valley Bank serves the South King and East Pierce County region of Washington State with eight banking facilities, one drive-up only facility, and a residential mortgage loan production office.

This press release contains “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company’s market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in the Company’s Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. Valley Community Bancshares, Inc. undertakes no obligation to update these statements following the date of this press release.

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